COMPLETION OF TEVECAP S.A. EXCHANGE OFFER

     SAO PAULO, December 21, 2005 - Tevecap S.A. (the "Company") today announced the successful completion of its exchange offer for an aggregate principal amount of up to U.S.$7,008,000 of its unregistered outstanding 12.625% Notes due 2009 (the "Existing Notes") for the same principal amount of its registered 12.625% Notes due 2009, which have been registered under the Securities Act of 1933 (the "Exchange Notes"). The exchange offer commenced on November 7, 2005 and expired at 5:00 p.m., New York City time, on December 20, 2005 (the "Expiration Date"). As of 5:00 p.m., New York City time, on December 20, 2005, holders of U.S.$6,978,000, or 99.57%, of outstanding Existing Notes had tendered their Existing Notes.

     The Company intends delivery of the Exchange Notes to take place as promptly as practicable. The exchange offer will remain in all respects subject to all terms and conditions described in the Prospectus dated November 7, 2005.

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     THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE
SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL TO THE TERMS AND CONDITIONS OF THE REGISTRATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE. BEFORE MAKING AN INVESTMENT DECISION, INVESTORS SHOULD CAREFULLY READ THE ENTIRE REGISTRATION STATEMENT AND PROSPECTUS, INCLUDING THE FINANCIAL STATEMENTS AND THE NOTES THERETO AND THE DOCUMENTS INCORPORATED BY REFERENCE THEREIN.

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     This notice is dated as of December 21, 2005.